U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Zuroff  Bernard Lucking
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   (Last)                            (First)              (Middle)

161 Inverness Drive West
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                                    (Street)

Englewood, CO  80112
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

October 15, 2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

ICG Communications, Inc.  (ICGX)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Executive Vice President, General Counsel & Secretary
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

   None.
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====================================================================================================================================

================================================================================
              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Employee Incentive
Stock Option (right
to buy)                  (1)        4/16/07         Common Stock           1,000         $10.375        D
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Employee Incentive
Stock Option (right
to buy)                  (2)        6/3/08          Common Stock           1,000         $16.875        D
------------------------------------------------------------------------------------------------------------------------------------
Employee Incentive
Stock Option (right
to buy)                  (3)        6/3/08          Common Stock           1,250         $16.875        D
------------------------------------------------------------------------------------------------------------------------------------
Employee Incentive
Stock Option (right
to buy)                  (4)        10/22/07        Common Stock             150         $16.875        D
------------------------------------------------------------------------------------------------------------------------------------
Employee Incentive
Stock Option (right
to buy)                  (5)        5/31/09         Common Stock           2,300         $17.875        D
------------------------------------------------------------------------------------------------------------------------------------
Employee Incentive
Stock Option (right
to buy)                  (6)        5/31/09         Common Stock           1,000         $17.875        D
------------------------------------------------------------------------------------------------------------------------------------
Employee Incentive
Stock Option (right
to buy)                  (7)        2/28/10         Common Stock           7,068         $34.3125       D
------------------------------------------------------------------------------------------------------------------------------------
Employee Non-Qualified
Stock Option (right
to buy)                  (8)        2/28/10         Common Stock             432         $34.3125       D
------------------------------------------------------------------------------------------------------------------------------------
Employee Non-Qualified
Stock Option (right
to buy)                  (9)        4/27/10         Common Stock          25,800         $29.75         D
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Explanation of Responses:

(1) Option vests and becomes exercisable in four equal annual installments beginning April 16, 1998.

(2) Option vests and becomes exercisable in two equal annual installments beginning June 3, 1999.

(3) Option vests and becomes exercisable in four equal annual installments beginning June 3, 1999.

(4) Option vests and becomes exercisable in four annual installments beginning October 22, 1998. 38 shares on 10/22/98, 38 shares on 10/22/99, 37 shares on 10/22/00, and 37 shares on 10/22/01.

(5) Option vests and becomes exercisable in four equal annual installments beginning June 1, 2000.

(6) Option vests and becomes exercisable in two equal annual installments beginning June 1, 2000.

(7) Option vests and becomes exercisable in three annual installments: 2,107 shares on 3/1/01, 2,461 shares on 3/1/02, and 2,500 shares on 3/1/03.

(8) Option vests and becomes exercisable in two annual installments: 393 shares on 3/1/01, and 39 shares on 3/1/02.

(9) Option vests and becomes exercisable in three annual installments: 2,580 shares on 4/28/01, 5,160 shares on 4/28/02, and 18,060 shares on 4/28/03.



          /s/ Bernard L. Zuroff                              November 14, 2000
---------------------------------------------            -----------------------
       Signature of Reporting Person                               Date

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